EXHIBIT 4.1

FIRST AMENDMENT

TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 19, 2014 (this “Amendment”), is among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the “Borrower”), the undersigned Lenders (collectively, the “Consenting Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1)	The Borrower, the Administrative Agent and certain financial institutions from time to time party thereto, as lenders (collectively, the “Lenders”) and/or agents, as the case may be, have entered into that certain Third Amended and Restated Credit Agreement, dated as of July 2, 2014 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). The Credit Agreement, as amended by, and together with this Amendment, and as may be further amended, supplemented or otherwise modified from time to time, is referred to herein as the “Amended Agreement”. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Credit Agreement.

(2)	The Borrower has informed the Administrative Agent that Borrower desires to enter into the SeaSpine Transactions (as defined below) on or about June 30, 2015, and in any event no later than the Outside Date (as defined below).

(3)	The Borrower has requested that the Required Lenders amend the Credit Agreement to permit the SeaSpine Transactions upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.01. Amendments.

(a) Amendment to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms in alphabetical order:

“First Amendment Effective Date” means December 19, 2014.

“Integra LifeSciences” means Integra LifeSciences Corporation, a Delaware corporation, and direct, Wholly-Owned Subsidiary of Borrower.

“IsoTis” means IsoTis, Inc., a Delaware corporation.

“IsoTis International” means IsoTis International SA, a corporation formed under the laws of Switzerland and a Foreign Subsidiary of the Borrower prior to the consummation of the SeaSpine Dividend Transactions.

“Outside Date” means, with respect to the SeaSpine Transactions, the earlier of (a) December 31, 2015 or (b) the date that the Borrower irrevocably notifies the Administrative Agent in writing that it no longer intends to pursue or consummate the SeaSpine Transactions.

“Remaining Borrower Companies” means the Borrower and all of its Subsidiaries, other than the SeaSpine Transaction Companies and each of their respective Subsidiaries.

“Remaining Borrower Company Contributed Assets” means, with respect to the Remaining Borrower Companies, all or any class of assets arising from or primarily related to the spine and orthobiologics business that are transferred, conveyed, sold or contributed to SpinCo or otherwise transferred, conveyed or disposed of in connection with the SeaSpine Transactions.

“SeaSpine” means SeaSpine, Inc., a Delaware corporation.

“SeaSpine Business Assets” means (a) with respect to any of the SeaSpine Transaction Companies, all or substantially all of their respective assets and (b) with respect to the Remaining Borrower Companies, the Remaining Borrower Company Contributed Assets; provided, that in no event shall the aggregate book value (as determined based upon the quarterly or annual financial statements, as the case may be, of the Borrower most recently delivered prior to the consummation of the SeaSpine Dividend Transactions) of the total assets of the SeaSpine Transaction Companies upon the consummation of the SeaSpine Dividend Transaction, including, without limitation, all Remaining Borrower Company Contributed Assets transferred, conveyed, sold or otherwise contributed to any of the SeaSpine Transaction Companies in connection with the SeaSpine Transactions, constitute more than 25.0% of the aggregate book value (as determined based upon the quarterly or annual financial statements, as the case may be, of the Borrower most recently delivered prior to the consummation of the SeaSpine Dividend Transactions) of the total assets of the Borrower and all of its Subsidiaries immediately prior to the consummation of the SeaSpine Dividend Transactions; provided, further, that notwithstanding satisfaction of the total asset test in the foregoing proviso or anything else in this Agreement to the contrary, no more than $50,000,000 in cash may be included as SeaSpine Business Assets of the SeaSpine Transaction Companies (including Remaining Borrower Company Contributed Assets consisting of cash transferred, conveyed, sold or otherwise contributed to the SeaSpine Transaction Companies) upon the consummation of the SeaSpine Dividend Transactions.

“SeaSpine Consolidation Transactions” means (a) in the case of a SeaSpine Domestic Transaction, the transfer or other conveyance to SpinCo of (i) the Equity Interests of Theken Spine, (ii) the Equity Interests of IsoTis and/or any of its Subsidiaries, (iii) the Equity Interests of SeaSpine, and (iv) any other SeaSpine Business Assets, in a series of related transactions (which may include Investments, Dispositions, mergers, consolidations and Restricted Payments), plus any other transactions that are acceptable to the Required Lenders, in each case consummated on or around (but not later than) the date on which the SeaSpine Dividend Transactions are consummated, or (b) in the case of a SeaSpine Foreign Transaction, the transfer or other conveyance to SpinCo of (i) the Equity Interests of Theken Spine, (ii) the Equity Interests of SeaSpine, and (iii) any other SeaSpine Business Assets, in a series of related transactions (which may include Investments, Dispositions, mergers, consolidations and Restricted Payments), plus any other transactions that are acceptable to the Required Lenders, in each case consummated on or around (but not later than) the date on which the SeaSpine Dividend Transactions are consummated.

“SeaSpine Dividend Transactions” means the distribution and/or dividend, in a single transaction or a series of related transactions occurring after the consummation of the SeaSpine Consolidation Transactions, of all the Equity Interests in SpinCo to the stockholders of the Borrower.

“SeaSpine Domestic Transaction” means the SeaSpine Consolidation Transactions and SeaSpine Dividend Transactions consummated using the Domestic Subsidiary described in clause (b) of the definition of “SpinCo”.

“SeaSpine Foreign Transaction” means the SeaSpine Consolidation Transactions and SeaSpine Dividend Transactions consummated using the Foreign Subsidiary described in clause (a) of the definition of “SpinCo”.

“SeaSpine Transaction Companies” means the collective reference to IsoTis, IsoTis International, SeaSpine, Theken Spine, and any of their Subsidiaries.

“SeaSpine Transactions” means the collective reference to the formation of SpinCo, the merger of IsoTis into Integra LifeSciences, the SeaSpine Dividend Transactions and the SeaSpine Consolidation Transactions, or any of them, as the context may require.

“SpinCo” means (a) in the case of a SeaSpine Domestic Transaction, a Wholly-Owned Subsidiary of Integra LifeSciences that is a Domestic Subsidiary, provided that such Subsidiary shall be deemed to be an Immaterial Subsidiary at all times prior to the Outside Date, or (b) in the case of a SeaSpine Foreign Transaction, IsoTis International (or any parent company or direct Wholly-Owned Subsidiary thereof in any such case formed on or after the First Amendment Effective Date solely in furtherance of the SeaSpine Transactions, in each case, that is a Foreign Subsidiary).

“Theken Spine” means Theken Spine, LLC, an Ohio limited liability company.”

(b) Amendment to Section 1.01. The definition of “Consolidated EBITDA” is hereby deleted in its entirety and replaced with the below (for ease of references, changes from the existing definition are reflected in the blackline below):

““Consolidated EBITDA” means, for any period, for any Person and its Subsidiaries determined on a consolidated basis, an amount equal to Consolidated Net Income for such period,

plus (a) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income during such period: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable for such period; (iii) depreciation and amortization expense; (iv) all charges and other expenses reducing Consolidated Net Income in each case which do not represent a cash item in such period or any future period; (v) cash expenses directly related to global enterprise resource planning implementation costs for such period, not to exceed (A) an aggregate amount of $17,500,000 per annum during each of the fiscal years ending December 31, 2013 and December 31, 2014, (B) an aggregate amount of $15,000,000 per annum during the fiscal year ending December 31, 2015, and (C) an aggregate amount of $5,000,000 per annum during each fiscal year ending December 31, 2016 or thereafter; (vi) cash expenses directly related to the remediation, unplanned idle time and underutilization of Subsidiary manufacturing facilities not to exceed (A) an aggregate amount of $10,000,000 per annum during each of the fiscal years ending December 31, 2013 and December 31, 2014 and (B) an aggregate amount of $5,000,000 during the period commencing on January 1, 2015 and ending on the Maturity Date; (vii) with respect to the fiscal year ending December 31, 2013 only, cash expenses directly related to the voluntary recall of certain products manufactured in the Anasco, Puerto Rico facility not to exceed $5,000,000 in the aggregate; (viii) cash expenses directly related to the buyout of pension liabilities in an aggregate amount not to exceed $7,500,000 during the term of this Agreement; (ix) cash expenses actually incurred in connection with restructuring activities (which, for the avoidance of doubt, shall include, without duplication, discontinued operations, retention, severance, systems establishment costs, excess pension charges, contract termination costs and costs to consolidate facilities and relocate employees) in an aggregate amount not to exceed (A) $15,000,000 during the fiscal year ending December 31, 2013, (B) $17,500,000 during the fiscal year ending December 31, 2014, (C) $15,000,000 during the fiscal years ending December 31, 2015 and December 31, 2016, (E) $10,000,000 during the fiscal year ending December 31, 2017 and (F) $5,000,000 during the period commencing on January 1, 2018 and ending on the Maturity Date; (x) customary fees and expenses paid in cash and actually arising directly from Permitted Acquisitions, Investments, Dispositions, issuances or incurrences of Indebtedness, issuances of Equity Interests ~~or~~, modifications of instruments of Indebtedness, or the SeaSpine Transactions, solely with respect to transactions permitted hereunder and actually consummated; (xi) customary costs and expenses paid in cash and actually arising directly from Permitted Acquisitions, Investments, Dispositions, issuances or incurrences of Indebtedness, issuances of Equity Interests ~~or~~, modifications of instruments of Indebtedness, or the SeaSpine Transactions, solely with respect to transactions that were not consummated but would have been permitted hereunder, in an aggregate amount not to exceed $3,000,000; (xii) all payments made to Governmental Authorities (including with respect to settlements, judgments, fines and penalties) in connection with any investigation disclosed in any public filing made by the Borrower in an aggregate amount not to exceed $10,000,000; (xiii) cash proceeds of business interruption insurance, in an amount not to exceed the earnings for the applicable period that such proceeds are intended to replace; (xiv) non-recurring milestone payments, royalty payments or upfront payments by any Loan Party permitted hereunder; (xv) without duplication, any extraordinary, unusual or non-recurring cash losses; (xvi) losses paid in cash in connection with any interest rate or foreign exchange rate Swap Contract permitted hereunder, (xvii) without duplication, cash expenses, charges and losses if and to the extent such expenses, charges and losses are (A) fully indemnified by a contractual obligation of the seller under a Permitted Acquisition or (B) covered by insurance (excluding self-insurance), but, in each case, only to the extent, (x) such indemnification obligation or insurance policy remains in full force and effect, (y) such seller is at the time such add-back is taken, and remains, solvent, and such seller or insurance provider has not refused or challenged a claim for such indemnification or insurance payment and (z) with respect to insurance, such insurance proceeds will be reimbursed with twelve months of the time such expenses were incurred; provided, that, notwithstanding anything in this definition to the contrary, during any fiscal year ending on December 31, 2014 and thereafter, if and to the extent that the maximum amount of add-backs under any of the foregoing clauses (a)(v)-a(vii), and (a)(ix) (the “Add Back Provisions”) are not actually applied during such fiscal year for the purpose specified in the applicable Add-Back Provision, such unused portion instead may be added to the maximum amount permitted to be added back under any other Add Back Provisions, so long as the aggregate amount of add-backs under all Add Back Provisions during each fiscal year does not exceed the aggregate maximum amount of all add-backs permitted under the Add Back Provisions for such fiscal year; plus (b) Permitted Cost Savings; and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i)

Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period; (ii) all non-cash items increasing Consolidated Net Income for such period unless representing a cash item in any future period; (iii) without duplication, any extraordinary, unusual or non-recurring cash gains; (iv) all indemnification and insurance proceeds received with respect to which an add-back was previously taken in accordance with clause (a)(xvii) of this definition; and (v) all increases to Consolidated Net Income arising from any interest rate or foreign exchange Swap Contract permitted hereunder. Consolidated EBITDA is subject to calculation on a Pro Forma Basis in accordance with the provisions in Section 1.03.”

(c) Amendment to Section 1.01. The definition of “Eurodollar Rate” is hereby amended by deleting the period at the end and inserting the following additional proviso: “; and provided, further, that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.”

(d) Amendment to Section 1.01. The definition of “Permitted Cost Savings” is hereby deleted in its entirety and replaced with the below (for ease of reference, changes from the existing definition are reflected in the blackline below):

““Permitted Cost Savings” means, for any four quarter measurement period, the projected or anticipated future synergies, cost savings and restructuring charges expected to arise from any Permitted Acquisition or Disposition or any SeaSpine Transaction permitted hereunder for such period so long as, and only to the extent that, such future synergies, cost savings and restructuring charges either (a) are permitted to be included as pro forma adjustments under Regulation S-K or Regulation S-X whether or not the pro forma reporting is required under applicable law, or (b) are certified in writing (which shall include detailed calculations of such amounts and supporting documentation as may be reasonably requested by the Administrative Agent) by the Borrower, so long as (i) in each case under the foregoing clauses (a) and (b) such synergies, cost savings and restructuring charges are reasonably expected to be realized within eighteen (18) months after such Permitted Acquisition, permitted Disposition or permitted ~~Disposition~~SeaSpine Transaction, and (ii) the aggregate amount of all synergies, cost savings and restructuring charges arising under the foregoing clauses (a) and (b) that may be added back to Consolidated EBITDA of the Borrower and its consolidated Subsidiaries during such measurement period does not exceed the greater of (x) $30,000,000 or (y) 15% of Consolidated EBITDA of the Borrower and its consolidated Subsidiaries (as calculated prior to giving effect to such Permitted Cost Savings in clause (b) of Consolidated EBITDA).”

(e)Amendment to Section 7.02. Section 7.02 of the Credit Agreement is hereby amended by (i) deleting “and” from the end of clause (q), (ii) replacing the period at the end of clause (r) with “; and”, and (iii) inserting the following new clause (s):

“(s) so long as the Outside Date has not occurred, Investments contemplated by the definition of “SeaSpine Transactions” and related defined terms.”

(f) Amendment to Section 7.04(a)(v). Section 7.04(a)(v) of the Credit Agreement is hereby deleted in its entirety and replaced with the following (for ease of reference, changes from the existing definition are reflected in the blackline below):

“(v) a Subsidiary may enter into a Disposition permitted under Sections 7.05(d), (e), (f), (k) and (~~k~~n);”

(g) Amendment to Section 7.04(a)(vi). Section 7.04(a)(vi) of the Credit Agreement is hereby deleted in its entirety and replaced with the following(for ease of reference, changes from the existing definition are reflected in the blackline below):

“(vi) the Borrower may enter into a Disposition permitted under Sections 7.05(d), (e), (f)~~and~~, (k) and (n);”

(h) Amendment to Section 7.05. Section 7.05 of the Credit Agreement is hereby amended by (i) deleting “and” from the end of clause (l); (ii) replacing the semi-colon at the end of clause (m) with “; and”, and (iii) inserting the following new clause (n) immediately after clause (m):

“(n) so long as the Outside Date has not occurred, Dispositions contemplated by the definition of “SeaSpine Transactions” and related defined terms.”

(i) Amendment to Section 7.06. Section 7.06 of the Credit Agreement is hereby amended by (i) deleting “and” from the end of clause (l), (ii) replacing the period at the end of clause (m) with “; and”, and (iii) inserting the following new clause (n):

“(n) so long as (i) no Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, (ii) immediately before and after giving effect to the SeaSpine Dividend Transactions, the Loan Parties shall be in compliance with Section 7.17 on a Pro Forma Basis, (iii) such transactions shall occur on or prior to the Outside Date, and (iv) prior to or substantially simultaneously with the consummation of the SeaSpine Dividend Transactions, the Borrower shall have delivered to the Administrative Agent (A) written notice of the consummation of the SeaSpine Transactions (including notice whether the SeaSpine Transactions were consummated as an SeaSpine Domestic Transaction or an SeaSpine Foreign Transaction), and (B) an officer’s certificate in form and substance reasonably satisfactory to the Administrative Agent and signed by a Responsible Officer of the Borrower certifying (x) that, prior to the consummation of the SeaSpine Transactions, there are no actions, suits, proceedings, investigations, litigation, claims, disputes or proceedings, pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their respective properties or any orders, decrees, judgments, rulings injunctions writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that purport to enjoin or restrain the performance of the SeaSpine

Transactions and (y) compliance with the limitations set forth in the provisos to the definition of “SeaSpine Business Assets” and with this Section 7.06(n), including the calculation of compliance with the total asset test described in such definition and with clauses (a) and (b) of Section 7.17 on a Pro Forma Basis, the Borrower and its Subsidiaries may consummate the SeaSpine Dividend Transactions.”

(j) Amendment to Section 7.08. The proviso of Section 7.08 of the Credit Agreement is hereby deleted in its entirety and replaced with the following (for ease of reference, changes from the existing definition are reflected in the blackline below):

“provided that the Borrower and its Subsidiaries may engage in (a) the SeaSpine Transactions, (b) Investments made to SpinCo and its Subsidiaries (after giving effect to the SeaSpine Transactions) to the extent permitted by Sections 7.02(m) and 7.09 and (c) activities ancillary, related or complementary to the business currently carried on at the Closing Date.”

(k) Amendment to Section 7.09. Each of clauses (i) and (ii) of the proviso of Section 7.09 of the Credit Agreement is hereby amended by inserting “(including the SeaSpine Transactions to the extent not otherwise prohibited hereunder)” at the end of each such clause, and the following new clause (vi) is added to the end of such proviso: “or (vi) transactions between Loan Parties and Excluded Subsidiaries that are consummated and all obligations of the parties thereunder satisfied or terminated on or before the date of the SeaSpine Dividend Transactions solely for the purpose of consummating the SeaSpine Transactions otherwise permitted hereunder.

SECTION 1.02. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

(a) The representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects (or, if such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) as of the First Amendment Effective Date (as defined below) with the same effect as though made on and as of the First Amendment Effective Date, except that to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) or to the extent such representations and warranties expressly relate to the specified supplemental schedules updated and delivered to the Administrative Agent in accordance with the most recent quarterly Compliance Certificate (in which case such representations and warranties shall be true and correct in all material respects on and as the date of the most recent Compliance Certificate). For purposes of this Amendment, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

(b) On the First Amendment Effective Date, no Default or Event of Default has occurred and is continuing or will result from this Amendment.

(c) The execution, delivery and performance of this Amendment by the Borrower have been duly authorized by all requisite corporate or other organizational action.

(d) This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to equitable principles and Debtor Relief Laws.

(e) The execution, delivery and performance of this Amendment by the Borrower do not and will not (i) contravene the terms of any of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Borrower or any Loan Party is a party or affecting the Borrower or any Subsidiary or the properties of the Borrower or any of its subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate any Law.

SECTION 1.03. Amendment Effectiveness. This Amendment shall become effective only upon satisfaction (or waiver by the Required Lenders) of all of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the “First Amendment Effective Date”):

(a) The Administrative Agent shall have received duly executed counterparts of this Amendment which, when taken together, bear the authorized signatures of the Borrower and the Consenting Lenders (which shall represent at least the Required Lenders).

(b) The Administrative Agent shall have received certification from the Borrower, dated as of the proposed First Amendment Effective Date, that the representations and warranties set forth in Section 1.02 hereof are true and correct.

(c) The Administrative Agent shall have received all fees and expenses required to be paid by the Borrower pursuant to Section 1.06 of this Amendment.

(d) The Lenders shall have received such other documents, instruments and certificates as they shall reasonably request and such other documents, instruments and certificates shall be reasonably satisfactory in form and substance to the Lenders and their counsel. All corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 1.04.FATCA. For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the effective date of the Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 1.05. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 1.06. Fees and Expenses. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel.

SECTION 1.07. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery by facsimile, .pdf, electronic mail or other electronic means by any of the parties hereto of an executed counterpart of this Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

SECTION 1.08. Loan Document. As of the date hereof, this Amendment shall constitute a “Loan Document” under and in accordance with the Credit Agreement.

SECTION 1.09. Credit Agreement. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Default or Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendment. Except as expressly amended herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof and is in all respects ratified and confirmed. As used in the Credit Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall include, from and after the First Amendment Effective Date, the Amended Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

Borrower:

INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Glenn G. Coleman
Name: Glenn G. Coleman
Title: Corporate Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Director

BANK OF AMERICA, N.A., as Swing Line Lender, L/C Issuer and as a Lender

By:	/s/ Joseph L Corah
Name: Joseph L. Corah
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Matthew Olson
Name: Matthew Olson
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

DNB Capital LLC, as a Lender

By:	/s/ Phil Kurpiewski
Name: Phil Kurpiewski
Title: Senior Vice President

By:	/s/ Geshu Sugandh
Name: Geshu Sugandh
Title: First Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

HSBC Bank USA, N.A., as a Lender

By:	/s/ Nicholas Lotz
Name: Nicholas Lotz
Title: Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

Citizens Bank, N.A., as a Lender

By:	/s/ Thomas Walsh
Name: Thomas Walsh
Title: Assistant Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

Royal Bank of Canada, as a Lender

By:	/s/ Dean Sas
Name: Dean Sas
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

TD Bank, N.A., as a Lender

By:	/s/ Shreya Shah
Name: Shreya Shah
Title: Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Thomas Randolph
Name: Thomas Randolph
Title: Managing Director

By:	/s/ Amy Trapp
Name: Amy Trapp
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

Capital One, National Association, as a Lender

By:	/s/ Thomas L. Savage
Name: Thomas L. Savage
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Allen Chang
Name: Allen Chang
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Allen Chang
Name: Allen Chang
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

MUFG Union Bank N.A., as a Lender

By:	/s/ Hermogenes (Al) Torres
Name: Hermogenes (Al) Torres
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

FIFTH THIRD BANK, as a Lender

By:	/s/ Tamara Dowd
Name: Tamara Dowd
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Deborah R. Winkler
Name: Deborah R. Winkler
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

PNC Bank, N.A., as a Lender

By:	/s/ Sharon Landgraf
Name: Sharon Landgraf
Title: Senior Vice President